Exhibit 10.1

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

PEDIATRIC SERVICES OF AMERICA, INC.,

AND

MELMEDICA CHILDREN’S HEALTHCARE, INC.

DATED: MAY 9, 2006

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 9, 2006 by and between Pediatric Services of America, Inc., a Georgia corporation (the “Buyer”) and Melmedica Children’s Healthcare, Inc., an Illinois corporation (“Seller”).

W I T N E S S E T H

WHEREAS, Seller owns, operates and engages in the business of providing pediatric nursing services (“Business”);

WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase from Seller substantially all of the assets and rights used in or related to the operation or conduct of the Business on the terms and conditions set forth in this Agreement (the “Acquisition”); and

WHEREAS, Concurrent with the execution of this Agreement, as a condition and inducement to Buyer’s willingness to enter into this Agreement, (i) the Seller and those officers and affiliates of Seller listed on Exhibit A hereto have entered into restrictive covenant agreements (copies of which are attached hereto) that become effective automatically with the Closing.

Terms used in this Agreement are defined in Article 10 hereof.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE 1

PURCHASE OF RIGHTS AND ASSETS

1.1 Agreement to Purchase and Sell. Subject to the terms and conditions set forth herein, Seller agrees to sell, convey, transfer, assign and deliver to Buyer free and clear of any and all Liens, and Buyer agrees to purchase, all of Seller’s rights, title and interest in and to all of the rights and assets owned by Seller and used or held for use in the operation of the Business (except for the Retained Assets as defined in Section 1.3 below), including, without limitation, the following (collectively, the “Assets”):

(a) All tangible personal property used or held for use in the operation of the Business, including all furniture, machinery, office furnishings, equipment and equipment leasehold improvements and all office and warehouse supplies existing on the Closing Date including, but not limited to, the items set forth on Schedule 1.1(a);

(b) All authorizations, permits and licenses necessary to operate the Business including, but not limited to, those set forth on Schedule 1.1(b);

(c) All leases set forth on Schedule 1.1(c) including any and all security and other deposits, advance rents and any other payments made thereunder prior to the Closing (the “Assigned Leases”);

(d) Contracts and agreements relating to the Business set forth on Schedule 1.1(d) (the “Assigned Contracts”);

(e) All guarantees, warranties and rights of Seller against suppliers and manufacturers including, but not limited to, those set forth on Schedule 1.1(e);

(f) All intangible assets relating to the operation of the Business, including, but not limited to, all patents, trademarks, service marks and designs and those trade names and service names set forth on Schedule 1.1(f) hereto, data, information systems and software, and all telephone numbers and the goodwill in or arising from the operation of the Business;

(g) All prepaid items including, without limitation, all equipment, lease and other deposits existing on the Closing Date;

(h) All patient lists and patient medical or operating records, employment records, customer lists, customer contracts and financial records relating to the Business (copies of the foregoing documents may be provided to Buyer in lieu of originals where Seller is required by Law to retain original documentation; provided, further and in limitation of the foregoing with respect to patient medical records and employment records, Buyer will determine, and the bear the expense of copying, the specific patient medical records and employment records that Buyer desires to acquire and possess);

(i) Except for corporate records and minutes and those books, records and documents necessary for Seller to collect the Seller Receivables (including the Pledged Receivables), all books, records and documents owned by or required for the operation of the Business (copies of the foregoing documents may be provided to Buyer in lieu of originals where Seller is required by Law to retain original documentation), with Fifth Third Bank retaining reasonable right of access and inspection, upon reasonable prior notice, to books, records and documents pertaining to the Seller Receivables, including the Pledged Receivables;

(j) All inventory as of the close of business on the Closing Date and used in the operation of the Business (the “Inventory”); and

(l) Any and all assets of whatever type or description which are (i) reflected in the books and records of the Business, except to the extent any such assets have been disposed of in the ordinary course of business or (ii) used or held for use in the operation of the Business.

1.2 Consideration.

(a) The total consideration to be paid by Buyer for the Assets shall be an aggregate of One Million Five Hundred Ninety Seven Thousand Six Hundred Sixty Eight Dollars ($1,597,668) (the “Purchase Price”), which shall be allocated among the Assets as provided in Section 1.7.

(b) At the Closing, the Aggregate Consideration shall be payable as follows:

(i) One Hundred Fifty Thousand Dollars ($150,000) (the “Primary Escrow Amount”) shall be placed in escrow for a period not to exceed one hundred and eighty (180) days after the Closing Date to be disbursed pursuant to the Primary Escrow Agreement in substantially the form attached hereto as Exhibit 4.10(a);

(ii) A cash payment by wire transfer of immediately available funds to such account or accounts as Fifth Third Bank shall designate in the aggregate amount of One Million Three Hundred Forty Seven Thousand Six Hundred Sixty Eight Dollars ($1,347,668); and,

(iii) One Hundred Thousand Dollars ($100,000) (the “Gunter Escrow Amount”) shall be placed in escrow to be disbursed to Ms. Karen Gunter pursuant to the Gunter Escrow Agreement in substantially the form attached hereto as Exhibit 4.10(b), which shall provide for the disbursement of such funds to Ms. Karen Gunter only in the event that Fifth Third Bank is paid all amounts owed to it pursuant to that certain promissory note, dated February 5, 2005, by and among Fifth Third Bank and Seller.

1.3 Retained Assets. The Parties expressly agree that excluded from the Assets sold or assigned to Buyer hereunder are (i) all accounts receivable arising out of or generated by the Business prior to the Closing, whether or not reduced to a bill or invoice prior to the Closing (the “Seller Receivables”), a listing of which is attached hereto as Schedule 1.3(a); provided, further, the Parties acknowledge and agree that the Seller Receivables include the accounts receivable that have been pledged as security to Fifth Third Bank pursuant to that certain promissory note, dated February 5, 2005, by and among Fifth Third Bank and Seller (the “Pledged Receivables”); (ii) all personnel records and other records that the Seller is required by law to retain in its possession; (iii) all governmental permits and other governmental authorizations that the Seller is required by law to retain in its possession (iv) all cash on hand, cash equivalents, investments and bank accounts of the Seller at the Closing Date other than as set forth in Section 1.1(1) above, (v) all claims for the refund of Taxes and other governmental charges of whatever nature, (vi) that certain real property lease by and between Seller and MSAC Limited (relating to 17600 Crawford Avenue, Country Club Hills, Illinois 60478, having a commencement date of February 18, 2006) (the “Country Club Hills Property”), (vii) subject to Section 1.10 hereof, those certain assets located at the Country Club Hills Property as specified on Schedule 1.3(b) (the “Country Club Hills Inventory”), (viii) all rights, title and interest in and to the Homsys software (including any licenses thereto) utilized by Seller for the billing and collection of accounts receivable, (ix) those books, records and documents necessary for Seller and/or Fifth Third Bank to collect the Seller Receivables (including the Pledged Receivables), and (x) without in any manner limiting the foregoing, those assets listed on Schedule 1.3(c) hereto (collectively, the “Retained Assets”).

1.4 Retained Liabilities. Except as specifically set forth in Section 1.5, Seller retains all Liabilities directly or indirectly arising out of or related to (i) the Retained Assets and (ii) the operation of the Business on and prior to the Closing Date, whether such Liabilities are disclosed on a Schedule hereto or any other document provided to Buyer, known or unknown, disclosed or undisclosed, matured or unmatured, accrued, absolute or contingent on and as of the Closing Date (collectively, the “Retained Liabilities”). Without limiting the generality of the first sentence of this Section 1.4, Buyer shall not assume or become liable for any obligations or Liabilities of Seller not specifically described in Section 1.5, including without limitation, the following Retained Liabilities:

(a) Any Liability for any incorrect, erroneous, improper or false billings or requests for reimbursements made by Seller or overpayments received by Seller under any Medicare, Medicaid, or other government or private payor arrangement in respect of goods or services provided on or prior to the Closing Date or any other violation of Laws or Orders on or prior to the Closing Date;

(b) Any Liability for failure by Seller to have complied with the terms of any corporate integrity programs or compliance plans with Regulatory Authorities;

(c) Any Liability arising out of any breach by Seller prior to or on or as a result of the Closing of any provision of the Seller Agreements (as defined herein) or any other contract to which Seller is a party;

(d) Any Liability arising prior to or as a result of the Closing, to any employee, agent, or independent contractor of Seller, whether or not employed by Buyer after the Closing, or under any benefit arrangement with respect thereto;

(e) All wages, commissions, vacation, holiday, workers’ compensation and sick pay obligations of Seller with respect to its employees, including, but not limited to, the employees engaged in the operation of the Business listed on Schedule 2.14(a), accrued through the Closing Date and all bonuses and fringe benefits as to such employees accrued through the Closing Date, and all severance pay obligations of Seller to employees resulting from the consummation of the transactions contemplated by the Agreement;

(f) Any Liability arising out of any employee benefit plan maintained by or covering employees of Seller, including, but not limited to, the Business Employees, or to which Seller has made any contribution or to which Seller could be subject to any Liability;

(g) Any Liability for any Taxes of Seller whether disputed or not, including any Liabilities or obligations of Seller relating to any transfer, sales, use, excise, realty transfer, controlling interest, recording, documentary stamp and other similar non-income Taxes and fees incurred in connection with the consummation of the transactions contemplated in this Agreement (“Transfer Taxes”) as set forth in Section 4.9, and including any Taxes resulting from any gain on the sale of the Assets pursuant to this Agreement, any Taxes related to the Assets or the Business with respect to Taxable periods ending on or prior to the Closing Date, and in the case of Taxable periods ending after the Closing Date (but beginning before the Closing Date), the portion of such periods ending on or prior to the Closing Date; and

(h) Any Liability related to, arising out of, or in connection with the Parties’ waiver of compliance with any Bulk Transfer Act or any similar statute as enacted in any jurisdiction, domestic or foreign (if applicable), including the defenses thereof and reasonable attorneys’ and other professional fees.

(i) Any Liability resulting from Seller’s acts or omissions made on or prior to the Closing Date.

1.5 Assumed Liabilities. Buyer shall assume on the Closing Date performance of the Assigned Leases and the Assigned Contracts from and after the Closing Date, except to the extent any such obligations under such Assigned Leases and the Assigned Contracts relate to a default occurring on or before the Closing Date (the “Assumed Liabilities”).

1.6 Time and Place of Closing. The closing of the transaction (the “Closing”) will take place no later than two (2) business days following satisfaction or waiver of all of the conditions set forth in Article 6 hereof (the “Closing Date”). The place of Closing shall be at Buyer’s offices located at 310 Technology Parkway, Norcross, GA 30092, or such other place as may be mutually agreed upon by the Parties. The Closing shall be effective as of the close of business on the Closing Date.

1.7 Allocation of Consideration. The consideration paid for the Assets and the Restrictive Covenant Agreements, together with any assumed liabilities and capitalizable costs (the “Allocable Consideration”), shall be allocated as shown on an allocation schedule (the “Allocation Schedule”) to be prepared by Buyer prior to the Closing Date. The allocation set forth in such Allocation Schedule shall comply with the rules of Section 1060 of the Code and the treasury regulations promulgated thereunder. Except to the extent that a contrary position is required by law, Buyer and Seller agree to be bound by the allocation set forth in the Allocation Schedule for all purposes of Tax reporting, including the filing of IRS Form 8594 in accordance with the Allocation Schedule, and the filing of an amended IRS Form 8594 in the event a Revised Allocation Schedule is prepared. The Parties agree that the Allocation Schedule shall include an allocation by state where necessary to calculate applicable state sales or transfer taxes applicable to the transaction.

1.8 Prorations. Except as otherwise set forth in this Agreement, the following prorations relating to the Assets will be made as of the Closing Date, with Seller liable to the extent such items relate to any time period on or prior to the Closing Date and Buyer liable to the extent such items relate to periods after the Closing Date: (i) ad valorem, personal property, real estate, occupancy and other similar Taxes, if any, on or with respect to the Assets; (ii) the amount of charges for rent, water, telephone, electricity and other utilities; and (iii) other similar items. The net amount of all such prorations will be settled and paid on the Closing Date. In the event that the amount of any of the items to be prorated pursuant to this Section 1.8 is not known by Seller and Buyer at the Closing, the proration shall be made based upon the amount of the most recent cost of such item to Seller. After Closing, Buyer and Seller each shall provide to the other, promptly after receipt, each third party invoice relating to any items so estimated. Within ten (10) business days thereafter, Buyer and Seller shall make any payments to the other that are necessary to compensate for any difference between the proration made at the Closing and the correct proration based on the third party invoice, and amounts owed by Seller shall be considered a Retained Liability of Parent and amounts owed by Buyer shall be considered an Assumed Liability of Buyer.

1.9 Assignment of Contracts and Agreements. Seller shall assign to Buyer all of Seller’s rights under the Assigned Contracts and the Assigned Leases. Seller shall use its best efforts to ensure that any such assignment(s) do not preclude, impact or otherwise impair Fifth Third’s right to collect the Pledged Receivables. Seller shall use commercially reasonable efforts to obtain at the earliest practicable date and prior to the Closing all Consents of third parties related to the consummation of the transactions contemplated hereby and will provide to Buyer copies of each such Consent as such Consents are obtained. Seller shall be responsible for any out-of-pocket costs required to obtain the Consents for the contracts and agreements assigned pursuant to this Agreement. To the extent that the assignment of any of such contracts and agreements requires the Consent of another party that is not obtained at the Closing, Buyer may waive its right at the Closing to receive such Consent (if listed on Schedule 6.1(b)) in its sole discretion, (i) such contracts will not be transferred or assigned at Closing and shall constitute “Deferred Contracts,” (ii) Seller will continue to undertake commercially reasonable efforts to obtain any such Consent and/or remove any other impediments to the transfer or assignment of such Deferred Contracts at the earliest practicable date and shall transfer or assign such Deferred Contract within three (3) business days after receipt of such Consent, (iii) until the time of assignment of a Deferred Contract, Seller shall cooperate with Buyer to provide Buyer all benefits under any such contract or agreement and to allow Buyer to perform its obligations under the Assumed Liabilities, to the same extent as if the Deferred Contract were transferred or assigned to Buyer at the Closing, and each Party shall bear its own administrative expenses incurred in connection with any such arrangement, and (iv) until the time of assignment or termination of a Deferred Contract, Seller shall, at the request and for the account of Buyer, and subject to Buyer’s direction, enforce, at Buyer’s expense, Seller’s rights thereto or interests therein against other parties.

1.10 Country Club Hills Inventory Option. The parties hereto acknowledge and agree that for a period of ninety (90) days following the one (1) year anniversary of the Closing Date (the “Option Period”), Buyer or its affiliates shall, upon (5) five days’ written notice (“Written Notice”) to Seller, have the option to purchase any or all of the assets comprising the Country Club Hills Inventory for an aggregate purchase price of ten dollars ($10.00). From the date hereof through the Option Period, Seller shall not enter into any agreement to sell, pledge, or otherwise encumber any Country Club Hills Inventory. Upon Seller’s receipt of Written Notice, the parties shall cooperate in good faith to promptly prepare and execute appropriate documentation to effect the sale of the assets selected for purchase by Buyer.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

2.1 Organization, Authority and Capacity. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. Seller has the full power and authority to carry on its business as it has been and is now being conducted and to own and lease the properties and assets which it now owns or leases. Seller has the full power and authority (in the case of Seller, the corporate authority) necessary to execute, deliver and perform its obligations under the Acquisition Documents to be executed by it. Seller is duly qualified to do business and is in good standing in every jurisdiction in which the failure to be so qualified or in good standing would have a Seller Material Adverse Effect. Set forth on Schedule 2.1 is a list of all jurisdictions in which Seller is required to be qualified as a foreign corporation by reason of its ownership or operation of the Business.

2.2 Authorization and Validity. The execution, delivery and performance of the Acquisition Documents to be executed and delivered by Seller have been duly authorized by all necessary corporate action on the part of Seller. The Acquisition Documents to be executed and delivered by Seller have been or will be, as the case may be, duly executed and delivered by Seller, and constitute or will constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, or other laws affecting creditors’ rights generally, or as may be modified by a court of equity.

2.3 Absence of Conflicting Agreements or Required Consents. Except as set forth on Schedule 2.3, the execution, delivery and performance by Seller of the Acquisition Documents to be executed and delivered by Seller: (i) do not require the Consent of or notice to any Regulatory Authority; (ii) will not conflict with any provision of the charter and bylaws of Seller; (iii) will not conflict with or result in a violation of any Law, ordinance, regulation, ruling, judgment, order or injunction of any court or Regulatory Authority to which Seller is subject or by which Seller or any of its respective assets or properties are bound; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit to which Seller is a party or by which Seller or any of its respective properties are bound; and (v) will not create any Lien upon any of the Assets.

2.4 Governing Documents of the Sellers. True and correct copies of the certificate or articles of incorporation and all amendments thereto and bylaws of Seller have been provided to Buyer. Buyer has previously been provided with access to the books and records of Seller, including without limitation, the books of account, which books and records are correct in all material respects and there have been no material transactions involving the Business of Seller which properly should have been set forth therein and which have not been so set forth. Buyer has previously been provided with access to all of the minutes of Seller, which minutes accurately reflect in all material respects the proceedings of the board of directors (and all committees thereof) and shareholders of Seller.

2.5 Subsidiaries and Investments.

(a) Except as set forth on Schedule 2.5(a), Seller has not owned nor does it currently own, directly or indirectly, of record, beneficially or equitably, any capital stock or other equity, ownership or proprietary interest in any entity or Person, which has an ownership interest in the Assets.

(b) Except as listed on Schedule 2.5(b), Seller has not, within the last six (6) months and other than in the ordinary course of its business, sold or disposed of, by way of asset sale, stock sale, spin-off or otherwise, any assets or business in any way related to the Business or the Assets.

2.6 Financial Information.

(a) The Business Financial Statements are set forth on Schedule 2.6(a) and fairly present in all material respects the results of operations for the Business and the Assets and Liabilities set forth therein for the periods set forth therein and have been prepared in accordance with generally accepted accounting principles consistently applied.

(b) Seller is able to pay its debts generally as they become due and is solvent (solvency is defined as assets exceeding the fair market value of liabilities) and will not be rendered insolvent as a result of the transactions contemplated hereby. Except as set forth on Schedule 2.6 (b), neither Seller nor any of its Affiliates is in breach or default of any obligation owed to any creditor for borrowed money or any other creditor who may have a Lien on any of its rights or assets, other than any person who is a lienholder by reason of being a lessor of property under an operating lease with such party. Neither Seller nor any of its Subsidiaries has, either voluntarily or involuntarily, (i) admitted in writing that it is or may become unable to pay its debts generally as they become due, (ii) filed or consented to the filing against it of a petition in bankruptcy or a petition to take advantage of an insolvency act, (iii) made an assignment for the benefit of its creditors, (iv) consented to the appointment of a receiver for itself or for the whole or any substantial part of its property, (v) had a petition in bankruptcy filed against it, or (vi) been adjudged a bankrupt or filed a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any Law or statute of the United States of America or any other jurisdiction, (vii) incurred, or believed or reasonably should have believed it would incur, debts that are or will be beyond its ability to pay as such debts mature.

(c) Set forth on Schedule 2.6(c) is a list of each creditor to which Seller has granted a security interest in any of the Assets other than in connection with personal property leases that are not material to the Business.

2.7 Absence of Changes. Except as set forth on Schedule 2.7, and except as contemplated by this Agreement, since December 31, 2005, the Business has been operated only in the ordinary course and Seller has not:

(i) suffered any material adverse change in working capital, financial or otherwise condition, assets, liabilities, reserves, business or operations;

(ii) paid, discharged or satisfied any liability other than in the ordinary course of business;

(iii) written off as uncollectible any account receivable other than in the ordinary course of business;

(iv) compromised any debts, claims or rights or disposed of any of its properties or assets;

(v) entered into any commitments or transactions not in the ordinary course of business involving aggregate value in excess of $25,000 or made aggregate capital expenditures or commitments in excess of $25,000;

(vi) made any change in any method of accounting or accounting practice;

(vii) sold, assigned or transferred any tangible asset or any patents, trademarks, trade names, copyrights or other intangible assets;

(viii) subjected any of its assets, tangible or intangible, to any Lien;

(ix) increased any salaries, wages or employee benefits or made any arrangement for payment of any bonus or special compensation for any employee who devotes substantially all of their time to the operation of the Business other than in the ordinary course of business;

(x) hired or committed to hire any employee; or terminated any employee other than in the ordinary course of business;

(xi) terminated or amended any material contract, license or other instrument or suffered any loss or termination or of a threatened loss or termination of any existing material business arrangement or supplier;

(xii) sold or otherwise transferred any interest in the Business or the Assets;

(xiii) had any patients for whom billings in the preceding six (6) months exceeded $50,000 either: (a) transferred to the care of another home care provider; (b) expire; (c) discharged for any reason; (d) re-hospitalized; or (e) experience any change in their insurer or insurance coverage; or

(xiv) agreed, whether in writing or otherwise, to take any action described in this Section 2.7.

2.8 No Undisclosed Liabilities. Except as listed on Schedule 2.8 or as accrued or reserved in the Business Financial Statements, to the Knowledge of Seller there are no Liabilities or obligations, whether accrued, absolute, contingent or otherwise, relating to or affecting the Business or the Assets.

2.9 Litigation, etc. Except as listed on Schedule 2.9, there is no Litigation pending against Seller affecting or relating to the Business. Except as listed on Schedule 2.9, no such matter described in the previous sentence is threatened to the Knowledge of Seller and there is no basis for any such action. Except as listed on Schedule 2.9, there are no judgments against or consent decrees binding on Seller relating to or which affect the Business or Assets.

2.10 No Violation of Law. Except as listed on Schedule 2.10, to the Knowledge of Seller:

(a) Seller has not been or is not currently in violation of any applicable local, state or federal Law, order, injunction or decree, or any other requirement of any governmental body, agency or Regulatory Authority or court related to the Business or the Assets.

(b) Seller is not subject to any fine, penalty, Liability or disability as the result of a failure to comply with any requirement of federal, state or local Law nor has Seller received any notice of such noncompliance related to the Business.

2.11 Title to Assets; Sufficiency of Assets and Employees; No Services.

(a) Except as set forth on Schedule 2.11(a), Seller (i) has good and valid title to all of the personal and mixed, tangible and intangible property, rights and assets included among the Assets which Seller purports to own; (ii) owns such rights, assets and personal property free and clear of all Liens; and (iii) will, upon the Closing, convey good and valid title to the Assets to Buyer free and clear of any and all Liens. All of the Assets, whether owned or leased, are and will be in the possession and control of and owned by Seller at the Closing, and no other party has any right or interest in or to the Assets.

(b) The Assets, in conjunction with the rights under the other Acquisition Documents, comprise all of the assets currently used or held for use by the Seller to operate, and are collectively sufficient to provide Buyer with the means and capability to operate, the Business, as and in the manner the Business has been performed by the Seller prior to the date of this Agreement.

(c) Except as set forth on Schedule 2.11(c), there are no services being provided by any Affiliate of Seller that are necessary for the operation of the Business by Buyer after the Closing Date in the manner the Business has been performed by the Seller prior to the date of this Agreement.

(d) Buyer will reasonably cooperate with Seller and Fifth Third Bank regarding the collection of the Seller Receivables, including the Pledged Receivables; provided, further, Buyer acknowledges and agrees that it will not retain any Seller Receivables, including the Pledged Receivables, which, to Buyer’s Knowledge, are inadvertently or incorrectly remitted to Buyer. Seller and Business Employees will reasonably cooperate and assist Fifth Third Bank with the collection of the Pledged Receivables; provided, further and without limiting the foregoing, Seller agrees that it will immediately turn over any funds received on account of the Pledged Receivables to Fifth Third Bank and direct that parties obligated on the Pledged Receivables tender payment to such addresses as provided by Fifth Third Bank.

2.12 Real, Personal and Intellectual Property.

(a) Seller does not own any real property used in the operation of the Business. Schedule 2.12(a) contains a true and correct description of all real property leased by Seller and used in the Business, including all tenant improvements located thereon (the “Facilities”). The Facilities are the only real property and improvements used primarily in the Business. Seller has valid and binding leases for each such property, true and complete copies of which have been made available to Buyer, and (i) the Seller is current with respect to all payments due under such leases, (ii) Seller has complied in all material respects with its obligations under such leases, and (iii) there are no defaults under any such lease that remain uncured and no condition exists which, with the lapse of time or giving of notice, or both, would give rise to a default under any such lease. No condemnation or similar actions are currently in effect or, to the Knowledge of Seller, pending against any part of any such real property leased by the Seller in connection with the Business. Further, Seller has not been expressly notified of a threatened condemnation or similar action against any part of any such real property leased by the Seller in connection with the Business. To the Knowledge of Seller, there are no encroachments, leases, easements, covenants, restrictions, reservations or other burdens of any nature which could reasonably be expected to impair the use of any such leased real property in a manner consistent with past practices nor does any part of any building structure or any other improvement thereon encroach on any other property.

(b) Except as set forth on Schedule 2.12(b), to the Knowledge of Seller the present zoning, subdivision, building and other ordinances and regulations applicable to the leased real property listed on Schedule 2.12(a) permit the continued operation, use, occupancy and enjoyment of such real property consistent with past practices, and, with respect to such leased real property, Seller has received no notices of violations of, and to the Knowledge of Seller, Seller is in compliance with, any applicable zoning, subdivision or building regulation, ordinance or other Law, regulation, or requirement. Seller has all rights and easements necessary for public ingress thereto and egress therefrom and for the provision of all utility services thereto, including any required curb cut or street opening permits or licenses for vehicular access over presently existing roads and driveways. No portion of the leased real property listed on Schedule 2.12(a), or any building, structure, fixture or improvement thereon, is the subject of, or affected by, any condemnation, taking, eminent domain or inverse condemnation proceeding currently instituted or pending, and none of the foregoing are, or, to the Knowledge of the Seller will be, the subject of, or affected by, any such proceedings.

(c) The tangible property included in the Assets is in good operating condition and repair, ordinary wear and tear excepted, and, except as disclosed on Schedule 2.12(c), includes all rights, properties, interests in properties, and assets necessary to permit Buyer to continue the Business after the Closing Date in a manner consistent with past practices. The Seller has only conducted the Business under such names and at such locations as are identified on Schedule 2.12(c), and all of the Assets are currently located at those locations identified on Schedule 2.12(a).

(d) Schedule 2.12(d) contains a complete and correct list of all trademarks, trade names, service marks, service names, brand names, copyrights, technology rights and licenses, know-how, software and patents, registrations thereof and applications therefor, and any other intellectual property used in the Business, together with a complete list of all licenses granted by or to Seller with respect to any of the foregoing. Seller is not currently in receipt of any notice of any violation or infringement of, and has no reason to believe that the operation of the Business is violating or infringing, the rights of others with respect to any such matter. No proceedings have been instituted or are pending or threatened, which challenge the rights of Seller with respect to the intellectual property used, sold or licensed by Seller in the course of the Business. Except as set forth on Schedule 2.12(d), Seller is not obligated to pay any recurring royalties to any Person with respect to intellectual property related to the Business.

(e) Seller will cooperate with Buyer to convey to Buyer in an orderly fashion all software, systems, data and any licenses or any other rights related thereto used by the Business.

2.13 Contracts and Commitments.

(a) Schedule 2.13(a) contains a complete and accurate list of all contracts, agreements, commitments, instruments and obligations (whether written or oral, proposed, contingent or otherwise, but, excluding such obligation requiring financial payments or commitments of less than $2,500 per year) of the Seller, which relate to or affect the Business or the Assets (the “Seller Agreements”) including those concerning the following matters:

(i) the lease, as lessee or lessor, or license, as licensee or licensor, of any real or personal property (tangible or intangible);

(ii) the employment or engagement of any officer, director, employee, consultant or agent, other than those terminable at will without severance obligation, and any covenant not to compete with any former employees;

(iii) any contract or commitment that requires financial payments in the aggregate in excess of $10,000 or performance over a period of more than thirty (30) days;

(iv) any arrangement with any person or entity affiliated with or related to Seller or any Affiliate of Seller or any immediate family member thereof;

(v) any arrangement limiting the freedom of Seller to compete, solicit customers or solicit employees in any manner in any geographic area or line of business, or requiring Seller to share profits;

(vi) any arrangement not in the ordinary course of business under which Seller has agreed to assume Liabilities of another party or indemnify or hold harmless another party;

(vii) any arrangement that could reasonably be anticipated to have a Seller Material Adverse Effect;

(viii) any arrangement not in the ordinary course of business;

(ix) any power of attorney, whether limited or general, granted by or to Seller;

(x) any charitable commitment in excess of $2,000 individually per year;

(xi) any arrangement with customers, patients, managed care organizations, third party payors, pharmacy benefit managers or drug suppliers that requires financial payments in the aggregate in excess of $10,000 per year or performance over a period of more than thirty (30) days; and

(xii) any other arrangement that requires performance for a period of more than thirty (30) days or that requires aggregate payments in excess of $10,000.

(b) Seller has delivered to Buyer true and complete copies of all of the written Seller Agreements. Except as indicated on Schedule 2.13(b), the Seller Agreements are valid and effective in accordance with their terms, and there is not under any of Seller Agreements (i) any existing or claimed default by Seller or event which, with the notice or lapse of time, or both, would constitute a default by Seller or (ii) to the Knowledge of Seller any existing or claimed default by any other party or event which with notice or lapse of time, or both, would constitute a material default by any such party. Except as indicated on Schedule 2.13(b), the continuation, validity and effectiveness of the Seller Agreements will not be affected by the Acquisition, and the Acquisition will not result in a breach of or default under, or require the Consent of any other party to, any of the Seller Agreements. There is no actual or threatened termination, cancellation or limitation of Seller Agreements identified in Section 2.13(a). To the Knowledge of the Seller, there is no pending or threatened bankruptcy, insolvency or similar proceeding with respect to any other party to the Seller Agreements.

2.14 Employment and Labor Matters.

(a) Other than the Business Employees listed on Schedule 2.14(a), there are no other employees of Seller whose services are engaged in the Business.

(b) With respect to the Business Employees, Seller has complied at all times in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and occupational safety and health, including Laws concerning unfair labor practices within the meaning of Section 8 of the National Labor Relations Act, and the employment of non-residents under the Immigration Reform and Control Act of 1986.

(c) Except as disclosed on Schedule 2.14(b), with respect to the Business:

(i) there are no charges, governmental audits, investigations, administrative proceedings or complaints concerning the employment practices of Seller pending, nor has Seller been expressly notified of any such matters being threatened, before any federal, state or local agency or court and, to the Knowledge of Seller, no basis for any such matter exists;

(ii) there are no inquiries, investigations or monitoring of activities pending, nor has Seller been expressly notified of any such matters being threatened by any state professional board or agency charged with regulating the professional activities of any licensed, registered, or certified professional personnel employed by, credentialed or privileged by, or otherwise affiliated with Seller and who provides services to the Business;

(iii) Seller is not a party to any union or collective bargaining agreement, no union attempts to organize its employees have been made, nor are any such attempts now threatened;

(iv) Seller has not experienced any organized slowdown, work interruption, strike, or work stoppage by any of its employees; and

(v) Seller will not incur any Liability to any employee or, to the Knowledge of Seller, violate any applicable Laws respecting employment and employment practices as a result of this Acquisition.

2.15 Employee Benefit Matters.

(a) The Business Employees receive benefits or are eligible under only the employee pension benefit plans, as defined in Section 3(2) of ERISA, as are listed on Schedule 2.15(a) (the “Pension Plans”). Except as disclosed on Schedule 2.15(a), Seller has never maintained or contributed to any other employee pension benefit plan, as defined in Section 3(2) of ERISA.

(b) The Business Employees receive benefits or are eligible under only the employee welfare benefit plans, as defined in Section 3(1) of ERISA (including but not limited to, life insurance, medical, hospitalization, holiday, vacation, disability dental and vision plans) as are listed on Schedule 2.15(b) (the “Welfare Plans”).

(c) The Business Employees receive benefits or are eligible under only the compensation programs and/or employment arrangements, (including but not limited to, any written or unwritten incentive compensation, fringe benefit, payroll or employment practice, bonus, option, employee stock ownership, stock purchase, severance, sick pay, salary continuation, deferred compensation, supplemental executive compensation plans, employment agreements and consulting agreements for the benefit of their officers, directors, employees, former employees, or independent contractors) as are listed on Schedule 2.15(c) (the “Compensation Programs”).

(d) To the extent applicable, each Pension Plan, Welfare Plan and Compensation Program has been operated and administered in material compliance with

ERISA, the Code and all other statutes, rules and regulations, agreements and instruments by which it is governed. Seller has not received any notice from any Regulatory Authority questioning or challenging such compliance. Each Pension Plan which is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified or a request for such determination has been timely filed with the IRS (and Seller does not have Knowledge that any event has occurred between the date of the last such determination and the Closing Date that would cause the Internal Revenue Service to revoke such determination).

(e) All amounts required to be paid by Seller with respect to any Business Employee under each Pension Plan, Welfare Plan and Compensation Program on or before the Closing Date have been paid or will be paid prior to the Closing Date. All liabilities arising out of or related to the Pension Plans, Welfare Plans, or Compensation Programs of Seller are reflected on the Business Financial Statements in accordance with generally accepted accounting principles.

(f) Except as set forth on Schedule 2.15(f), neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any Business Employee, (ii) increase any benefits otherwise payable under any Pension Plan, Welfare Plan or Compensation Program to any such Business Employee, or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

(g) Seller nor any of its ERISA Affiliates has at any time sponsored, contributed to, or been obligated under Title I or Title IV of ERISA to contribute to a “defined benefit plan” (as defined in ERISA 3(35)). None of Seller nor its ERISA Affiliates have ever had an “obligation to contribute” (as defined in ERISA Section 4212) to a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A). Seller has no liability under Title IV of ERISA either directly or through their ERISA Affiliates, including any liability that could arise as a result of any Seller’s membership in a “controlled group” as defined in ERISA Section 4001(a)(14) and ERISA Section 4001(b)(1).

2.16 Insurance Policies. All of the Assets and the operations of the Business of an insurable nature and of a character usually insured by companies of similar size and in similar businesses are insured by the Seller in such amounts and against such losses, casualties or risks as is (i) usual in such companies and for such assets, operations and businesses, (ii) to the Knowledge of Seller, required by any Law applicable to the Seller, or (iii) required by any contract or agreement entered into by any Seller. All such policies relating to the Business are identified in Schedule 2.16 and correct and complete copies of certificates of insurance for all such policies have been delivered to Buyer by the Seller on or before the date of this Agreement. Schedule 2.16 lists and Seller has furnished to Buyer complete copies of all insurance policies relating to the Business. All such policies are in full force and effect and enforceable in accordance with their terms. Seller is not currently in default regarding the provisions of any such policy, including, without limitation, failure to make timely payment of all premiums due thereon, and has not failed to file any notice or present any claim thereunder in due and timely fashion. Seller has not been refused, or denied renewal of, any insurance coverage by insurance companies offering such insurance in connection with the ownership or use of the Assets or the operation of the Business. Seller has provided to Buyer correct and complete copies of all insurance audit reports, loss prevention reports, all claims made and loss history reports in respect of any insurance maintained by Seller or any predecessor of Seller, including under any organized plan of self insurance, relating to the Business during the past five (5) years. All professional and general liability insurance covering the Business is and has been “claims made” insurance.

2.17 Environmental Matters.

(a) Except as set forth on Schedule 2.17(a), to Seller’s Knowledge Seller’s operation of the Business and its Facilities is, and has at all times been, in compliance with all Environmental Laws. Except as disclosed on Schedule 2.17(a), there is no Litigation pending or, to Seller’s Knowledge, threatened before any Regulatory Authority or other forum in which Seller or any of its Facilities has been, or with respect to pending Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) or with Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by Seller or any of its Facilities, nor, to the Knowledge of Seller, is there any reasonable basis for any Litigation of a type described in this sentence.

(b) Except as disclosed on Schedule 2.17(b), during the period of (i) Seller’s ownership or operation of any of its current properties, or (ii) Seller’s participation in the management of any Facility, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties.

(c) Schedule 2.17(c) contains a true, complete and accurate listing and description of each facility or location at which Seller has been named as or alleged to be a responsible party or potentially responsible party under any Environmental Law in connection with the release, disposal, transportation or arrangement for the release, disposal or transportation of Hazardous Materials.

(d) Seller has obtained all permits, licenses, approvals, Consents, Orders, and authorizations which are required under any Environmental Law in connection with the ownership, use, or lease of the Assets (“Environmental Permits”). Schedule 2.17(d) contains a true, complete and accurate listing and description of, and Seller has delivered, or caused to be delivered or made available, to Buyer true and complete copies of each Environmental Permit. Except as described on Schedule 2.17(d), Seller is in compliance with each such Environmental Permit, and no Environmental Permit restricts Seller from operating any equipment covered by such Environmental Permit as currently conducted.

(e) Seller has delivered, or caused to be delivered or made available, to Buyer true and complete copies of each contract or agreement under which the Seller retained Liability for environmental matters, agreed to indemnify third parties with respect to environmental matters, or is indemnified by a third party with respect to environmental matters.

2.18 Taxes.

(a) Seller has timely filed with the appropriate Taxing authorities all Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all respects. Seller is not the beneficiary of any extension of time within which to file any Tax Return. All Taxes of Seller (whether or not shown on any Tax Return) have been fully and timely paid. There are no Liens for any Taxes (other than a Lien for current real property or ad valorem Taxes not yet due and payable) on any of the Assets of Seller. No claim has ever been made by an authority in a jurisdiction where Seller does not file a Tax Return that such entity may be subject to Taxes by that jurisdiction.

(b) Seller has not received any notice of assessment or proposed assessment in connection with any Taxes, and there are no pending or, to Seller’s Knowledge, threatened disputes, claims, audits or examinations regarding any Taxes of Seller or the assets of Seller. No officer or employee responsible for tax matter of Seller expects any Taxing authority to assess any additional Taxes for any period for which Tax Returns have been filed. Seller has not waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.

(c) Seller has complied with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign Law.

(d) The unpaid Taxes of Seller (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for Seller and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of Seller in filing its Tax Returns.

(e) Seller is not a party to any Tax allocation or sharing agreement and Seller has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is Parent) or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which Parent is parent), or as a transferee or successor, by contract or otherwise.

2.19 Licenses, Authorizations and Provider Programs.

(a) Set forth on Schedule 2.19(a)(i) is a correct and complete list of all (i) licenses, accreditations, permits and other rights held by Seller and (ii) provider agreements under all Government Programs and Private Programs related to the Business, complete and correct copies of which have been provided to Buyer. True, complete and correct copies of all surveys of Seller or its predecessors in interest related to the Business and conducted in connection with any Government Program, Private Program or licensing or accreditor body during the past three (3) years have been provided to Buyer. Except as set forth on Schedule 2.19(a)(ii), Seller holds all valid licenses, accreditations, permits, certificates, consents, exceptions, authorizations and other rights required by Law, ordinance, regulation or ruling of any Regulatory Authority necessary to operate the Business. Except as disclosed on Schedule 2.19(a)(iii), Seller is certified for participation and reimbursement under Titles XVIII and XIX of the Social Security Act (the “Medicare and Medicaid programs”) (Medicare and Medicaid programs and such other similar federal, state or local reimbursement or governmental programs for which Seller is eligible are hereinafter referred to collectively as the “Government Programs”) and has current provider agreements for such Government Programs and with such private non-governmental programs, including without limitation, any private insurance program under which they directly or indirectly are presently receiving payments (such non-governmental programs herein referred to as “Private Programs”).

(b) Except as disclosed on Schedule 2.19(b), to Seller’s Knowledge no violation, default, order or deficiency exists with respect to any of the items listed on Schedule 2.19(a)(i). Seller has not received any notice of any action, investigation, inquiry or informational request pending or recommended by any Regulatory Authority having jurisdiction over the items listed on Schedule 2.19(a)(i), either to revoke, withdraw, limit or suspend any license, right or authorization or to suspend, terminate the participation of Seller in any Government Program or Private Program. No event has occurred which, with the giving of notice, the passage of time, or both, would constitute grounds for a violation, order or deficiency with respect to any of the items listed on Schedule 2.19(a)(i) or to revoke, withdraw, or suspend any such license, or to terminate or modify the participation of Seller in any Government Program or Private Program. Except as set forth on Schedule 2.19(b), since January 1, 2006, there has been no decision not to renew any provider or third-party payor agreement of Seller. Except as listed on Schedule 2.19(b), no Consent or approval of, prior filing with or notice to, or any action by, any governmental body or agency or any other third party is required in connection with the transfer or change of ownership of such license, accreditation, permit, certificate or Government Program or Private Program, by reason of the assignment thereof to Buyer at the Closing, and the continued operation of the Business by Buyer thereafter on a basis consistent with past practices. No Business Employee or agent or contractor engaged by Seller in connection with the Business has been excluded from, suspended from or prohibited from providing services under any federal or state program, including but not limited to any federal or state health care program such as Medicare and Medicaid.

(c) With respect to the Business, Seller has timely filed all reports and billings required to be filed by it prior to the date hereof with respect to the Government

Programs and Private Programs, all fiscal intermediaries and other insurance carriers and all such reports and billings are complete and accurate in all material respects and, to Seller’s Knowledge, have been prepared in compliance with all applicable Laws, regulations, policies, terms and conditions and principles governing reimbursement and payment of claims. True and complete copies of such reports and billings for the most recent year have heretofore been made available to Buyer. Set forth on Schedule 2.19(c)(i) is a true and complete list of any refunds, overpayments , discounts or adjustments in excess of $5,000 paid to any single Government Program or Private Program by the Business since January 1, 2006. Seller has paid or caused to be paid all known and undisputed refunds, overpayments, discounts or adjustments which have become due pursuant to such reports and billings and has no Liability under any Government Program or Private Program (known or unknown, contingent or otherwise) for any refund, overpayment, discount or adjustment. Except as set forth on Schedule 2.19(c)(ii), (i) there are no pending appeals, adjustments, challenges, audits, claims, litigation, or notices of intent to audit such prior reports or billings, and (ii) during the last two (2) years Seller has not been audited or otherwise examined by any Government Program or Private Program. There are no other reports required to be filed by Seller in order to be paid under any Government Program or Private Program for services rendered in connection with the Business, except for cost reports not yet due.

(d) Seller is not subject to any corporate integrity agreements or any other agreements, corporate integrity programs, regulatory guidance or compliance plans with any Regulatory Authority. Seller has provided Buyer with true, correct and complete copies of any corporate integrity agreements and any other agreement, corporate integrity program or compliance plan that is applicable to Seller or any Affiliate of Seller.

2.20 Inspections and Investigations. Except as set forth and described on Schedule 2.20, (i) neither Seller’s right nor the right of any licensed professional or other individual affiliated with the Business to receive reimbursements pursuant to any Government Program or Private Program has been terminated or otherwise adversely affected as a result of any investigation or action whether by any Regulatory Authority or other third party, (ii) neither Seller, nor any licensed professional or other individual who provides services in connection with the operation of the Business on behalf of Seller has, during the past three (3) years, has been the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any Regulatory Authority, trade association, professional review organization, accrediting organization or certifying agency based upon any alleged improper activity on the part of such individual, nor has Seller received any notice of deficiency during the past three (3) years in connection with the operations of the Business, (iii) there are not presently, and at the Closing Date there will not be, any outstanding deficiencies or work orders of any Regulatory Authority having jurisdiction over the Business or the Assets, or requiring conformity to any applicable agreement, statute, regulation, ordinance or bylaw, including but not limited to, the Government Programs and Private Programs, and (iv) there is not any notice of any claim, requirement or demand of any licensing or certifying agency or other third party supervising or having authority over the Business or the Assets to rework or redesign any part thereof or to provide additional furniture, fixtures, equipment, appliances or inventory for the Business so as to conform to or comply with any existing Law, code, rule, regulation or standard. Attached to Schedule 2.20 are copies of all reports, correspondence, notices and other documents relating to any matter described or referenced therein.

2.21 Certain Relationships. Except as set forth on Schedule 2.21, neither Seller nor any of its respective Affiliates, Business Employees, independent contractors, agents, representatives or predecessors has with respect to the Business:

(a) offered, paid, solicited or received anything of value, paid directly or indirectly, overtly or covertly, in cash or in kind (“Remuneration”) to or from any physician, family member of a physician, or an entity in which a physician or physician family member has an ownership or investment interest, including, but not limited to:

(i) payments for personal or management services pursuant to a medical director agreement, consulting agreement, management contract, personal services agreement, or otherwise;

(ii) payments for the use of premises leased to or from a physician, a family member of a physician or an entity in which a physician or family member has an ownership or investment interest; or

(iii) payments for the acquisition or lease of equipment, goods or supplies from a physician, a family member of a physician or an entity in which a physician or family member has an ownership or investment interest;

(b) offered, paid, solicited or received any Remuneration (excluding fair market value payments for services, equipment or supplies) to or from any healthcare provider, pharmacy, drug or equipment supplier, distributor or manufacturer, including, but not limited to:

(i) payments or exchanges of anything of value under a warranty provided by a manufacturer or supplier of an item to a Seller; or

(ii) discounts, rebates, or other reductions in price on a good or service received by Seller;

(c) offered, paid, solicited or received any Remuneration to or from any person or entity in order to induce business, including, but not limited to, payments intended not only to induce referrals of patients, but also to induce the purchasing, leasing, ordering or arrangement for any good, facility, service or item;

(d) entered into any joint venture, partnership, co-ownership or other arrangement involving any ownership or investment interest by any physician, or family member of a physician, or an entity in which physician or physician family member has an ownership or investment interest, directly or indirectly, through equity, debt, or other means, including, but not limited to, an interest in an entity providing goods or services to Seller;

(e) entered into any joint venture, partnership, co-ownership or other arrangement involving any ownership or investment interest by any person or entity that is or was in a position to make or influence referrals, furnish items or services to, or otherwise generate business for Seller; or

(f) entered into any agreement providing for the referral of any patient for the provision of goods or services by Seller, or payments by Seller as a result of any referrals of patients to Seller.

2.22 Stark; Fraud and Abuse; Civil Monetary Penalties; False Claims; HIPAA; FFDCA. Neither Seller nor any of Seller’s predecessors nor any persons and entities providing professional services on behalf of and in connection with the Business have engaged in any activities which are prohibited under 42 C.F.R. § 1320a-7a, 42 U.S.C. § 1320a-7b, 42 U.S.C. § 1395nn or 31 U.S.C. § 3729-3733 (or other federal or state statutes related to false or fraudulent claims) or the regulations promulgated thereunder pursuant to such statutes, or related or similar state or local statutes or regulations, or which are prohibited by rules of professional conduct, including but not limited to the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a fact for use in determining rights to any benefit or payment; (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; and (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (ii) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by a federal health care program such as Medicare or Medicaid. Seller has not engaged in activities that are prohibited under HIPAA. Seller is in compliance with HIPAA and other applicable federal and state privacy Laws.

2.23 Rates and Reimbursement Policies. Except as set forth on Schedule 2.23(i), Seller does not have a rate appeal currently pending before any Regulatory Authority or any administrator of any Private Programs. Except as set forth on Schedule 2.23(ii), Seller has no Knowledge of any applicable Law, which has been enacted, promulgated or issued within the eighteen (18) months preceding the date of this Agreement of any such legal requirement proposed or currently pending in the jurisdictions in which the Seller does business, which would have a Seller Material Adverse Effect or may result in the imposition of additional Medicaid, Medicare, charity, free care, welfare, or other discounted or government assisted patients or require the Seller to obtain any necessary authorization which it does not currently possess.

2.24 Patients and Orders. Schedule 2.24 sets forth a true and complete list of all current patients of the Business.

2.25 Accounts Receivable; Inventories.

(a) Except as set forth on Schedule 2.25(a), the accounts receivable reflected in the Business Financial Statements, and all accounts receivable related to the Business arising since January 1, 2006, arose from bona fide transactions in the ordinary course of business. Except as set forth on Schedule 2.25(a), the accounts receivable reflected in the Business Financial Statements have been properly recorded and reserved against consistent with past practice. No such account receivable has been assigned or pledged to any other person, firm or corporation other than to Fifth Third Bank or is subject to any right of set off other than to Fifth Third Bank. Reasonable provision has been made in the Business Financial Statements for collection losses, contractual discounts and other adjustments from third party payers.

(b) All items of Inventory of the Seller will, at the Closing, consist of items of a quality and quantity usable and saleable in the ordinary course of business and conform to generally accepted standards in the industry in which the Business is a part. Except as set forth on Schedule 2.25(b), since January 1, 2006, no Inventory has been sold or disposed of, except through sales in the ordinary course of business, and in no event at prices less than the book value of such Inventory as of January 1, 2006

2.26 Business Relationships.

(a) Except as disclosed on Schedule 2.26(a), the relationships between the Seller and all customers, clients, third party payors, patients, Employees and vendors who receive goods and services from or provide goods and services to Seller are satisfactory, and Seller has no Knowledge of (i) any facts or circumstances which might materially alter, negate, impair or in any way adversely affect the continuity of any such relationships or (ii) any complaints, claims, threats of which Seller has received express notice, plans or intentions to discontinue or curtail relations under any such relationships. Seller is not under any obligation with respect to the return of goods in the possession of customers or patients related to the Business.

(b) Except as disclosed on Schedule 2.26(b), Seller has no Knowledge of any present or future condition or state of facts or circumstances which would prevent the Business from being carried on by Buyer after the Closing Date in the same manner as it is presently being carried on.

2.27 Absence of Certain Business Practices. Neither Seller nor any officers, director, employee or agent of Seller, nor any other person or entity acting on behalf of Seller, acting alone or together, has (i) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, governmental employee or other person or entity with whom Seller has done business directly or indirectly, or (ii) directly or indirectly, given or agreed to give any gift or similar benefit to any customer, governmental employee or other person or entity who is or may be in a position to help or hinder the Business (or assist Seller in connection with any actual or proposed transaction) which, in the case of either clause (i) or clause (ii) above, would reasonably be expected to subject Seller to any damage or penalty in any civil, criminal or governmental Litigation. Neither Seller nor any officer, director, employee or agent of Seller has used any funds for unlawful contributions, gifts, entertainment or other expenses relating to political activity or otherwise, or has made any direct or indirect unlawful payment to governmental officials or employees from Seller’s funds or been reimbursed from Seller’s funds for any such payment, or is aware that any other person associated with or acting on behalf of Seller has engaged in any such activities.

2.28 Statement True and Correct. No representation or warranty made herein by Seller, nor in any statement, certificate or instrument to be furnished to Buyer by Seller pursuant to any Acquisition Document, contains or will contain any untrue statement of material fact or omits or omit to state a material fact necessary to make these statements contained herein and therein not misleading.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

3.1 Organization, Authority and Capacity. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Georgia. Buyer has the full power and authority necessary to (i) execute, deliver and perform its obligations under the Acquisition Documents to be executed and delivered by it, and (ii) carry on its business as it has been and is now being conducted and to own and lease the properties and assets which it now owns or leases. Buyer is duly qualified to do business and is in good standing in each jurisdiction in which a failure to be so qualified or in good standing would have a material adverse effect on Buyer.

3.2 Authorization and Validity. The execution, delivery and performance of the Acquisition Documents to be executed and delivered by Buyer have been duly authorized by all necessary action by Buyer. The Acquisition Documents to be executed and delivered by Buyer have been or will be, as the case may be, duly executed and delivered by Buyer and constitute or will constitute the legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, or other laws affecting creditors’ rights generally, or as may be modified by a court of equity.

3.3 Absence of Conflicting Agreements or Required Consents. The execution, delivery and performance by Buyer of the Acquisition Documents to be executed and delivered by it: (i) do not require the Consent of or notice to any Regulatory Authority; (ii) will not conflict with any provision of Buyer’s charter or bylaws; (iii) will not conflict with or result in a violation of any Law, ordinance, regulation, ruling, judgment, order or injunction of any court or Regulatory Authority to which Buyer is subject or by which Buyer or any of its assets or properties is bound; and (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit to which Buyer is a party or by which any of Buyer’s properties are bound.

3.4 Statements True and Correct. No representation or warranty made herein by Buyer, nor in any statement, certificate or instrument to be furnished to the Seller by Buyer pursuant to any Acquisition Document contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make these statements contained therein not misleading.

ARTICLE 4

ADDITIONAL AGREEMENTS

4.1 Consent of Regulatory Authorities.

(a) The Parties hereto shall cooperate with each other and use their reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings and to obtain as promptly as practicable all Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the Acquisition and the other transactions contemplated by this Agreement. The Parties agree that they shall consult with each other with respect to the obtaining of all Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party shall keep the other apprised of the status of matters relating to consummation of the transactions contemplated herein. Each Party also shall promptly advise the other upon receiving any communication from any Regulatory Authority or other Person whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any requisite Consent shall not be obtained or that the receipt of any such Consent will be materially delayed.

(b) The Seller and Buyer will coordinate causing the Seller’s licenses, permits, supply agreements, agreements with customers and other material contracts related to the Business to be transferred to Buyer and where appropriate Buyer shall apply, at Buyer’s expense, for any change of ownership required for government licenses or permits or for new licenses or permits to enable Buyer to operate the Business from and after the Closing Date. In the event that any license or contract cannot be transferred and such failure is material to Buyer, the Seller will reasonably cooperate in making alternate arrangements acceptable to Buyer in order to facilitate Buyer’s ability to conduct the Business in the same manner as conducted by the Seller prior to the Closing.

4.2 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 6; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Buyer and Seller agree, on or prior to the Closing Date, to execute those documents listed in Article 6 hereof to which they are a party and to cause their Affiliates to execute any such documents to which they are to become a party.

4.3 Confidentiality Agreements.

(a) The Parties acknowledge and affirm the Confidentiality Agreement between them and their Affiliates, dated February 9, 2006 (the “Confidentiality Agreement”).

(b) The Parties shall take all reasonable commercial actions to maintain the confidentiality of the confidential information and trade secrets relating to the Business and to enforce the provisions of its confidentiality agreements with other Persons, including such reasonable commercial actions as requested by Buyer or Seller, as the case may be.

4.4 Bulk Transfer Act. The Parties hereby waive compliance with the state “Bulk Transfer Act,” to the extent applicable to the transactions contemplated hereby. Seller shall indemnify Buyer with respect to such waiver as a Retained Liability as provided in Section 8.1.

4.5 Retained Liabilities. Seller covenants and agrees to pay or otherwise satisfy all Retained Liabilities, as and when due. Seller further covenants and agrees that it will not take or fail to take any action which is likely to affect Buyer’s relationship with any suppliers or representatives related to the Business between the date hereof and the Closing Date.

4.6 Risk of Loss. Seller shall maintain all risk of condemnation, destruction, loss or damage due to fire or other casualty from the date of this Agreement until the Closing. If the condemnation, destruction, loss or damage is such that the operation of the Business is materially interrupted or curtailed and has a Seller Material Adverse Effect, then Buyer shall have the right to terminate this Agreement. If Buyer nonetheless elects to close, Seller shall remit all net condemnation proceeds or third party insurance proceeds to Buyer and the Aggregate Consideration shall be adjusted at Closing to reflect such condemnation, destruction, loss or damage to the extent that insurance or condemnation proceeds are not sufficient to cover such destruction, loss or damage.

4.7 Certain Tax Matters. Buyer, on the one hand, and Seller, on the other hand, shall provide each other with any such assistance as may reasonably be requested by any of them in connection with (i) the preparation or filing of any Tax Return, (ii) any audit or other examination by any Regulatory Authority, or (iii) any judicial or administrative proceedings relating to Liability for Taxes, and each party will retain for the applicable statute of limitations or the required period of time under state or local law for the retention of documents related to Taxes, whichever is greater, and to provide the requesting party, any records or information that may be relevant to any of the foregoing.

4.8 Title Search; Discharge of Liens. As soon as practicable after the date hereof, but in no event later than the Closing, Seller shall (i) use commercially reasonable efforts to ascertain all Liens, if any, to which any of the Assets is subject, whether in the name of Seller, or any predecessor or Affiliate of Seller (which may include reviewing Lien searches obtained by Buyer and provided to the Seller), (ii) notify Buyer in writing of the nature and extent thereof, and (iii) discharge all such Liens; provided, further, Seller expressly acknowledges and agrees that it shall: (a) cause Fifth Third Bank to release any and all Liens relating to the Assets; provided, however, Buyer agrees that Fifth Third Bank may retain or otherwise possess a Lien with respect to the Seller Receivables, including the Pledged Receivables; (b) to the extent that MSAC has any Lien with respect to the Assets, cause MSAC Limited to release any and all Liens relating to the Assets; provided, however, Buyer agrees that MSAC Limited may retain or otherwise possess a Lien with respect to those certain Retained Assets specifically set forth on Schedule 1.3 (a); and, (c) cause CapitalSource Finance LLC to release any and all Liens relating to the Assets.

4.9 Transfer Taxes. All Transfer Taxes shall be borne by Seller. Buyer and the Seller shall cooperate with one another in promptly making any filings in connection with any such taxes. Buyer or the Seller, as the case may be, shall execute and deliver to each other, at Closing any certificates or other documents as the other may reasonably request to perfect any exemption from any such Transfer Taxes.

4.10 Escrow Agreements. The Parties shall enter into the Primary Escrow Agreement substantially in the form of Exhibit 4.10(a) and the Gunter Escrow Agreement substantially in the form of Exhibit 4.10(b).

4.11 Tail Insurance. Seller shall obtain and provide evidence satisfactory to Buyer of customary extended reporting endorsements, or “tail coverage,” on any “claims made” insurance covering professional and general liability of the Business, with such tail coverage insuring all claims arising out of events occurring prior to the Closing Date and having the same coverage limits and deductibles as in effect prior to the date hereof.

4.12 Shareholders’ Meeting. Seller, acting through the Seller’s Board of Directors, shall, using its best efforts and in accordance with applicable law promptly following the date hereof (a) duly set a record date for, call and give notice of a special meeting of its shareholders (the “Special Meeting”) for the purpose of considering and taking action upon this Agreement, and (b) convene and hold the Special Meeting and take all other action reasonably necessary or advisable to secure the approval of shareholders required by law to affect the Agreement and the transactions contemplated hereby. The parties agree that this Agreement shall be and become null and void in the event that the shareholders of Seller do not provide the requisite approval described and referenced herein.

4.13 No Shop. From the date of this Agreement until the Closing, (a) Neither Seller, nor its Subsidiaries, officers, directors, or the directors and officers of their Subsidiaries, nor any of their respective Affiliates shall, and each of them shall cause each of their respective employees, agents and representatives (including, without limitation, any investment banking, legal or accounting firm retained by Seller and any individual member or employee of Seller) not to, directly or indirectly (i) initiate, solicit or seek, any inquiries or the making or implementation of any proposal or offer with respect to any purchase of all or a substantial portion of the Assets or the outstanding capital stock of Seller (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”), or (ii) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or (iii) otherwise cooperate in any effort or attempt to make, implement or accept an Acquisition Proposal; (b) Seller will cease any current discussions regarding any Acquisition Proposal or similar transaction.

4.14 Continuation of Business. Following the Closing and at Buyer’s expense, Buyer will continue to provide services similar to those being provided by Seller; provided, however, that Buyer may discontinue such services, in its sole discretion, based upon the availability of qualified nurses, community need or the economic and financial viability of such services.

4.15 Seller’s Name and Logo. As promptly as feasible after the Closing, Seller shall cease doing business, save and except, any activity relating to the winding down of its affairs and the collection of the Seller Receivables. Within one (1) year after the Closing Date, Seller shall change its name to a name that does not include the words “Melmedica Children’s Healthcare, Inc.” and thereafter shall discontinue the use of the name “Melmedica Children’s Healthcare, Inc.,” any derivative of or variation thereof or any logo or design related thereto, and such other names, logos and designs used in any of Seller’s present or future business operations, as part of any corporate or other business name or in any other manner. Seller acknowledges that the name “Melmedica Children’s Healthcare, Inc.” is among the Assets acquired by Buyer pursuant to this Agreement and Buyer shall have the exclusive right to use the name “Melmedica Children’s Healthcare, Inc.”

4.16 Disclosure Schedules. The parties agree to work in good faith to revise, update and supplement the disclosure schedules to this Agreement from the date hereof to the Closing Date. Before any such supplement shall be effective, Buyer must first consent to the Seller’s proposed revisions or supplement to such schedule(s), which consent shall not be unreasonably withheld.

ARTICLE 5

CONDUCT OF BUSINESS

5.1 Access to Information. At all times prior to the Closing, Seller will afford the officers and authorized representatives of Buyer access upon reasonable notice to all of the properties, books and records that relate to or concern the Business and Seller will furnish such parties with such additional financial, operating and other information as to the business and properties of Seller as such parties may from time to time reasonably request. Buyer shall also be allowed access, upon reasonable notice, to consult with the officers, employees, accountants, counsel and agents of Seller in connection with such investigation. No such investigation shall diminish or otherwise affect any of the representations, warranties, covenants or agreements of any party under this Agreement. At all times following the Closing, (i) Seller will afford the officers and authorized representatives of Buyer access upon reasonable notice to all of the books and records that are retained as part of the Retained Assets (including, without limitation, all patient medical records and employee records, regardless of whether Buyer has previously made partial or complete copies of such records) as such parties may from time to time reasonably request and (ii) Buyer will afford the officers and authorized representatives of Seller access, after reasonable notice, to the books and records of the Business as Seller may from time to time reasonably request, but solely as necessary to complete tax returns or handle tax disputes, to administer the Retained Assets and Retained Liabilities and to perform the Seller’s indemnification obligations under Article 8 hereof. Prior to the Closing Date, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Acquisition.

5.2 Affirmative Covenants of Seller.

(a) From the date hereof until the earlier of the Closing Date or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained, such consent not to be unreasonably withheld or denied, and except as otherwise expressly contemplated herein, Seller shall to the extent any of the following relates to or in any way may effect the Acquisition or the Assets:

(i) operate the Business only in the usual, regular and ordinary course of business, consistent with past practices;

(ii) use reasonable commercial efforts to preserve intact their business organization, licenses, permits, government programs, private programs and customers;

(iii) use reasonable commercial efforts to retain the services of their employees, agents and consultants on terms and conditions not less favorable than those existing prior to the date hereof and to ensure that there are no material or adverse changes to employee relations;

(iv) keep and maintain their assets in their present condition, repair and working order, except for normal depreciation and wear and tear, and maintain its insurance, rights and licenses;

(v) pay all accounts payable of Seller in accordance with past practice and collect all accounts receivable in accordance with past practice, but not less than in accordance with prudent business practices;

(vi) confer on a regular and frequent basis with one or more designated representatives of Buyer to report material operational matters and to report the general status of ongoing Business operations;

(vii) make available to Buyer true and correct copies of all internal management and control reports (including aging of accounts receivable, listings of accounts payable, and inventory control reports) and available financial statements of Seller;

(viii) cause all Tax Returns relating the Business or the Assets that are due and have not been filed prior to the date hereof or which become due prior to the Closing Date (taking into account valid extensions), to be prepared and filed on or before the date such Tax Return is required to be filed; provided, however, that any such Tax Return shall be prepared in accordance with past practice and custom unless Seller reasonably determines that changes are required by changes in facts or applicable Law;

(ix) perform in all material respects all obligations under agreements relating to or affecting its assets, properties or rights, except for the failure of which performance would not have a material adverse effect on the Business taken as a whole, financial or otherwise;

(x) keep in full force and effect present insurance policies or other comparable insurance coverage; and

(xi) notify Buyer of (i) any event or circumstance which is reasonably likely to have a Seller Material Adverse Effect or would cause or constitute a breach of any representations, warranties or covenants of Seller contained herein; (ii) any change in the normal course of business or in the operation of the assets of the Business, or (iii) of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), any adjudicatory proceedings, any budget meetings or any submissions involving the Assets. Seller shall keep Buyer fully informed of such events and permit Buyer’s representatives prompt and reasonable access to all materials prepared in connection therewith.

(xii) Cooperate with Fifth Third Bank as set forth in Section 2.11(d).

(b) Seller shall provide Buyer such information and supporting documentation as reasonably requested by Buyer to support the representations and warranties made by Seller pursuant to Sections 2.6(a) and 2.6(b) hereof.

5.3 Negative Covenants of Seller.

(a) From the date hereof until the earlier of the Closing Date or the termination of this Agreement, Seller will not, other than as contemplated hereby or as disclosed on Schedule 5.3(a), do any of the following without the prior written consent of Buyer to the extent any of the following relates to or in any way may affect the Acquisition, the Business or the Assets:

(i) take any action which would (a) adversely affect the ability of any party to the Acquisition Documents to obtain any Consents required for the transactions contemplated thereby, or (b) adversely affect the ability of any party hereto to perform its covenants and agreements under the Acquisition Documents;

(ii) amend any of its organizational or governing documents, except for the purpose of accomplishing the transactions contemplated by this Agreement;

(iii) impose, or suffer the imposition, on any material asset of Seller of any Lien or permit any such Lien to exist;

(iv) other than pursuant to the Acquisition Documents, sell, pledge or encumber, or enter into any contract to sell, pledge or encumber, any interest in the assets of Seller;

(v) purchase or acquire any assets or properties related to the Business, whether real or personal, tangible or intangible, or sell or dispose of any assets or properties, whether real or personal, tangible or intangible, except in the ordinary course of business and consistent with past practices;

(vi) grant any increase in compensation or benefits to any Business Employee, except in accordance with past practice; pay any severance or termination pay or any bonus other than pursuant to written policies or written contracts in effect as of the date hereof and disclosed on Schedule 5.3(a)(vi); enter into or amend any severance agreements with any Business Employee;

(vii) enter into or amend any employment contract between Seller and any Business Employee (unless such amendment is required by law) that Seller does not have the unconditional right to terminate without Liability (other than compensation for services already rendered), at any time on or after the Closing Date;

(viii) except as disclosed in Schedule 5.3(a)(viii), adopt any new employee benefit plan or make any material change in or to any existing Business Employee benefit plans other than any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan except as disclosed in Schedule 5.3(a)(viii);

(ix) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of Seller for material money damages or restrictions upon the operations of the Business;

(x) except in the ordinary course of business and which is not material, modify, amend or terminate any material contract or waive, release, compromise or assign any material rights or claims;

(xi) except in the ordinary course of business and, even if in the ordinary course of business, then not in an amount to exceed $10,000 in the aggregate, make or commit to make any capital expenditure, or enter into any lease of capital equipment as lessee or lessor, related to the Business;

(xii) make any loan to any person or increase the aggregate amount of any loan currently outstanding to any person;

(xiii) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or generally accepted accounting principles;

(xiv) except in the ordinary course of business and which is not material, modify, amend or terminate any material contract or waive, release, compromise or assign any material rights or claims;

(xv) take any action, or omit to take any action, which would cause any of the representations and warranties contained in Article 2 to be untrue or incorrect;

(xvi) modify, amend or terminate any of the insurance policies listed on Schedule 2.16.

(xvii) take any action, or omit to take any action, that would adversely impact the ability of Seller to complete the Acquisition upon the terms and conditions set.

ARTICLE 6

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

6.1 Conditions to Obligations of Each Party.

The respective obligations of each Party to perform this Agreement and consummate the Acquisition and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.3:

(a) Regulatory Approvals. All material Consents, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Acquisition shall have been obtained or made and shall be in full force and effect. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which Buyer determines would reasonably likely result in a Seller Material Adverse Effect.

(b) Consents and Approvals. Seller shall have obtained the Consents listed on Schedule 6.1(b). No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which Buyer determines would reasonably likely have an adverse impact on the Business if the Acquisition were consummated notwithstanding such conditions or restrictions.

(c) Legal Proceedings. No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement and no such Law, Order or action shall be pending.

6.2 Conditions to Obligations of Buyer.

The obligations of Buyer to perform this Agreement and consummate the Acquisition and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Buyer pursuant to Section 11.3:

(a) Representations and Warranties. For purposes of this Section 6.2(a), the accuracy of the representations and warranties of Seller set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Seller contained herein shall be true and correct in all material respects as of the Closing Date, provided that any representation or warranty that is qualified as to materiality shall be true and correct in all respects as of the Closing Date after giving effect to such qualification as to materiality.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Seller to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Closing Date shall have been duly performed and complied with in all material respects.

(c) Material Adverse Effect. No Seller Material Adverse Effect shall have occurred and be continuing.

(d) Certificates. Seller shall have duly executed and delivered to Buyer (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 6.1 as relates to Seller and in Sections 6.2(a), 6.2(b) and 6.2(c) have been satisfied, and (ii) certified copies of resolutions duly adopted by Seller’s Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Buyer and its counsel shall request.

(e) Delivery of Documents at Closing. Delivery of the following documents, duly executed by authorized officers of Seller:

(i) Bills of sale in favor of Buyer and, at the direction of Buyer in such form as shall be mutually agreed to by the Parties for the transfer of the Assets, and all such other endorsements, assignments and other instruments as Buyer may reasonably request and are reasonably necessary to transfer to Buyer good and marketable title to the Assets (the “Conveyance Documents”);

(ii) Assignment and assumption agreements in favor of Buyer in such form as shall be mutually agreed to by the Parties, for the Assumed Liabilities (the “Assignment and Assumption Agreements”);

(iii) The Primary Escrow Agreement and the Gunter Escrow Agreement substantially in the forms attached hereto as Exhibit 4.10(a) and Exhibit 4.10(b), respectively; and

(f) Lien Releases. Buyer shall have received evidence, satisfactory to it, that Seller has identified the Liens on the Assets and discharged all such Liens (including, without limitation, as set forth in Section 4.8 hereof) on or prior to the Closing Date.

(g) Legal Opinion. Buyer shall have received an opinion of counsel to Seller to the effect set forth in Exhibit 6.2(g).

(h) Delivery of Audited Financial Statements. Seller shall have delivered and Buyer shall have reviewed and approved, at Buyer’s sole discretion, the Business Financial Statements.

(i) Evidence of Tail Insurance. Seller shall obtain and provide evidence satisfactory to Buyer of “tail coverage” insurance as set forth in Section 4.11 hereof.

(j) Due Diligence Review. Representatives of the Buyer shall have completed the due diligence review of the operations, condition (financial and other), prospects, assets and liabilities of, and other matters related to, the Business to the Buyer’s satisfaction, and the findings shall, in Buyer’s sole discretion, be acceptable. The parties acknowledge and agree that completion of Buyer’s due diligence review includes review and approval of updated disclosure schedules, as set forth in Section 4.16 hereof.

(k) Shareholder Approval. Seller shall have obtained approval of its shareholders for the consummation of this Agreement and the transactions contemplated hereby in accordance with the terms of Seller’s Articles of Incorporation, bylaws and applicable law; provided, further, Buyer may not waive the satisfaction of this condition.

6.3 Conditions to Obligations of the Seller.

The obligations of Seller to perform this Agreement and consummate the Acquisition and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Seller pursuant to Section 11.3:

(a) Representations and Warranties. For purposes of this Section 6.3(a), the accuracy of the representations and warranties of Buyer set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Buyer contained herein shall be true and correct in all material respects as of the Closing Date, provided that any representation or warranty that is qualified as to materiality shall be true and correct in all respects as of the Closing Date after giving effect to such qualification as to materiality.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Buyer to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Closing Date shall have been duly performed and complied with in all material respects.

(c) Certificates. Buyer shall have delivered to Seller (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 6.1 as relates to Buyer and in Sections 6.3(a) and 6.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Buyer’s Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Seller and its counsel shall request.

(d) Delivery of Documents at Closing. Delivery of the following documents, duly executed by authorized officers of Buyer:

(i) The Assignment and Assumption Agreements;

(ii) The Primary Escrow Agreement and the Gunter Escrow Agreement in substantially the forms attached hereto as Exhibit 4.10(a) and Exhibit 4.10(b), respectively.

ARTICLE 7

TERMINATION

7.1 Termination.

Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the Acquisition abandoned at any time prior to the Closing Date as follows:

(a) By mutual written consent duly authorized by the Boards of Directors of Buyer and Seller; or

(b) By either Buyer or Seller in the event that the Acquisition shall not have been consummated by December 31, 2006 (the “End Date”), if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 7.1(b); or

(c) By either Buyer or Seller (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Party of any representation, warranty, covenant or agreement contained in this Agreement which breach is reasonably likely, in the opinion of the non-breaching Party, to permit such Party to refuse to consummate the transactions contemplated by this Agreement pursuant to the standards set forth in Section 6.2 (a) or (b) or 6.3(a) or (b), as applicable; provided that if such breach in the representations, warranties, covenants or agreements is curable prior to the End Date through the exercise of reasonable efforts and the breaching Party exercises reasonable efforts to cure such breach, then the non-breaching Party may not terminate this Agreement under this Section 7.1(c) prior to thirty (30) days following the receipt of written notice of such breach; or

(d) By either Buyer or Seller in the event (i) any Consent of any Regulatory Authority required for consummation of the Acquisition and the other transactions contemplated hereby, shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Acquisition shall have become final and nonappealable; or

(e) By either Buyer or Seller (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party (as contained in Sections 6.2 and 6.3, as applicable) to consummate the Acquisition cannot be satisfied or fulfilled by the date specified in Section 7.1(b).

7.2 Effect of Termination.

In the event of the termination and abandonment of this Agreement pursuant to Section 7.1, this Agreement shall become void and have no effect, except that (i) the provisions of Sections 4.4(a), 7.2, 7.3 and Article 11, shall survive any such termination and abandonment, and (ii) no such termination shall relieve the breaching Party from Liability resulting from any breach by that Party of this Agreement. In the event that Buyer, on the one hand, or Seller, on the other hand, defaults upon or breaches in any material respect any commitment or agreement set forth in this Agreement, the non-breaching party shall have all rights afforded by law and equity against the defaulting or breaching party.

7.3 Expenses. Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

ARTICLE 8

INDEMNIFICATION

8.1 Indemnification by the Seller. Seller hereby agrees to indemnify and hold harmless Buyer and the respective officers, directors, agents or Affiliates of Buyer (the “Buyer Indemnified Parties”), from and against any and all demands, claims, actions or causes of action, assessments, losses, diminution in value, damages (including special and consequential damages), Liabilities, costs and expenses, including but not limited to reasonable attorneys’ fees (“Losses”), suffered or incurred by any such party by reason of or arising out of any of the following:

(a) the Retained Liabilities and the Retained Assets;

(b) the breach of any representation or warranty of Seller contained herein or in any other document or instrument delivered by Seller in connection herewith;

(c) the non-fulfillment of any covenant or agreement of Seller contained herein or any other document or instrument delivered by Seller in connection herewith;

(d) the failure to deliver good, valid and marketable title to any of the Assets; and

(e) the impairment or preclusion of Fifth Third Bank’s right to collect the Pledged Receivables as a result of Seller’s assignment to Buyer of the Assigned Contracts.

8.2 Indemnification by Buyer. Buyer shall indemnify and hold harmless Seller, and any of its respective officers, directors, agents and Affiliates (the “Seller Indemnified Parties”), at all times after the date hereof from and against any and all Losses suffered or incurred by any such party by reason of, or arising out of any of the following:

(a) the Assumed Liabilities and the operation by Buyer of the Business after the Closing;

(b) the breach of any representation or warranty contained herein or in any other document or instrument delivered by Buyer in connection herewith; and

(c) the non-fulfillment of any covenant or agreement of Buyer contained herein or in any other document or instrument delivered by Buyer in connection herewith.

8.3 Notice and Opportunity to Defend; Third Party Claims.

(a) The Buyer Indemnified Party or the Seller Indemnified Party, as applicable (the “Indemnified Party”), shall promptly notify in writing the indemnifying party (the “Indemnifying Party”) of any matter giving rise to an obligation to indemnify, specifying the basis on which indemnification is sought.

(b) If the claim for indemnification does not involve a Third Party Claim, the Indemnifying Party shall have twenty (20) days to object to such claim by delivery of a written notice of such objection to the Indemnified Party specifying the basis for such objection. Failure to timely so object shall constitute a final and binding acceptance by the Indemnifying Party of the claim and the Indemnifying Party shall pay such claim by wire transfer of immediately available funds within ten (10) days after such twenty (20) day period or, if later, the date the amount of such claim is determined.

(c) If the claim for indemnification involves a Third Party Claim, such Third Party Claim shall be subject to the following terms and conditions:

(i) The Indemnifying Party shall have thirty (30) days (or such lesser time as may be necessary to comply with statutory response requirements for litigation claims) from receipt of the claim (the “Notice Period”) to notify the Indemnified Party, (x) whether or not the Indemnifying Party disputes its Liability to the Indemnified Party with respect to such Third Party Claim, and (y) notwithstanding any such dispute, whether or not the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

(ii) In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Third Party Claim then the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by the Indemnifying Party to a final conclusion in such a manner as to minimize the risk of the Indemnified Party becoming subject to Liability for any significant matter. If the Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. If in the reasonable opinion of this Indemnified Party, any such Third Party Claim or the litigation or resolution of any such Third Party Claim involves an issue or matter which could have a material adverse effect on the Indemnified Party, including, without limitation, the administration of the Tax Returns of the Indemnified Party or a dispute with a significant customer or supplier of the Business, then the Indemnified Party shall have the right to control the defense or settlement of any such claim or demand and its reasonable costs and expenses shall be included as part of the indemnification obligation of the Indemnifying Party. If the Indemnified Party should elect to exercise such right, the Indemnifying Party shall have the right to participate in, but not control, the defense or settlement of such claim at its sole cost and expense.

(iii) Except where the Indemnifying Party disputes its Liability in a timely manner under this Section 8.3(c), the Indemnifying Party shall be conclusively liable for the amount of any Loss resulting from such claim or defense which is unsuccessful.

(iv) The Indemnified Party and the Indemnifying Party shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and management employees as may be reasonably necessary for the preparation of the defense of any such claim or for testimony as witness in any proceeding relating to such Third Party Claim.

(v) No settlement of a Third Party Claim shall be made without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.

8.4 Survival of Representations and Warranties. The representations and warranties of the Parties hereto contained herein shall survive the Closing and shall remain in full force and effect until the third (3rd) anniversary of the Closing Date except that each representation of warranty set forth in Sections 2.1, 2.2, 2.3, 2.11, 2.18, 2.19, 2.20, 2.21, 2.22, 2.25 and 2.27 shall remain in fully force and effect until the expiration of the applicable statute of limitation period for any claim related thereto. Any right of indemnification pursuant to this Article 8 with respect to a claimed breach of a representation or warranty shall expire at the date of termination of the representation or warranty claimed to be breached except that the Indemnifying Party shall continue to be responsible after such date for those specific claims and losses of which they have received notice required by this Section prior to the end of the survival periods referred to herein. The representations, warranties, covenants and agreements herein shall not be affected or deemed waived by reason of the fact that the other Party or its representatives should have known that any such representations, warranties, covenants or agreements are or might be inaccurate in any respect. Except as set forth in this Agreement, any furnishing of information to a Party by the other Party, pursuant to, or otherwise in connection with, this Agreement shall not waive a Party’s right to rely on any representation, warranty, covenant or agreement made by the other Party.

8.5 Primary Escrow Agreement. The funds held in escrow by the escrow agent pursuant to the Primary Escrow Agreement are intended to give security to the Buyer Indemnified Parties in case Seller shall become liable, after the Closing Date, for any amounts for which the Buyer Indemnified Parties are entitled to indemnification by Seller pursuant to this Article 8. The Buyer Indemnified Parties may set off the amount to which they are entitled under this Article 8 against the escrowed funds in the Primary Escrow Agreement. The rights and remedies of the Buyer Indemnified Parties under the Primary Escrow Agreement shall be in addition to, and not exclusive of, any other rights and remedies that the Buyer Indemnified Parties may have against Seller for a breach of any provision of this Agreement or with respect to any of the items enumerated above.

8.6 Indemnification Security. The indemnification obligations of the Seller under this Article 8 shall be binding on successors and assigns of Seller. In the event that Seller or its Subsidiaries enter into a transaction or series of transactions at any time after the date of this Agreement but prior to the expiration of all indemnification obligations under this Agreement to sell a material portion of Seller and its Subsidiaries remaining business other than in the ordinary course of business, then, as a condition to the closing of such transaction or transactions, the buyer shall agree to be subject to and bound by the Seller’s indemnification obligations contained in this Article 8.

ARTICLE 9

EMPLOYEE MATTERS

9.1 Employees.

(a) Seller shall be responsible for the payment of all earned but unpaid salaries, bonus, vacation pay, sick pay, holiday pay, severance pay and other like obligations and payments to the Business Employees for all periods ending on and prior to the Closing Date. Seller shall be responsible for the payment of any amounts due to its employees pursuant to the employee benefit plans of Seller as a result of the employment of its employees through the Closing Date, and, in determining bonuses and other similar payments due to such employees for any period ended on or prior to the Closing, Seller shall, if payment thereof will occur after the Closing, waive any requirement that such employees be employees of a Seller on the date such bonuses or other similar payments are paid. Seller shall be responsible for all unpaid medical claims occurring prior to the Closing and for the cost associated with confinement in any medical care, nursing, rehabilitation or similar facility which commences prior to the Closing. Seller shall be responsible for (a) all Liabilities arising under the employee benefit plans of Seller or ERISA Affiliate of Seller or (b) Liabilities associated with any leaves taken prior to the Closing Date in connection with the Family and Medical Leave Act of 1993. Effective at the Closing, Seller (i) shall assign to Buyer any confidentiality agreement previously entered into between Seller and such employees related to the Business, and (ii) to the extent such confidentiality agreement is not assignable, Seller hereby releases such employee from any confidentiality agreement previously entered into between Seller and such employees relating to the Business to the extent (but only to the extent) necessary for Buyer to operate the Business in the same manner as operated by Seller prior to the Closing Date. Seller shall not release any employee from any confidentiality agreement executed by such employee in favor of third parties relating to receipt of confidential information in connection with potential business acquisitions.

(b) Buyer may, at its sole discretion, offer employment to any Business Employee. Seller hereby consents to the hiring of any of the Business Employees and waives any claims or rights Seller may have against Purchaser or any such employee under any non-competition or employment agreement to the extent such agreements would preclude such employment by Buyer or limit the ability of such employee to perform services on Buyer’s behalf.

9.2 Seller’s Benefit Plans. Buyer shall assume no Liability with respect to and Buyer shall not become the sponsor of any employee benefit plan or arrangement of any type whatsoever maintained by or contributed to by Seller or any ERISA Affiliate of Seller. Seller shall be responsible for complying with the requirements of Code Section 4980B and Part 6 of Title 1 of ERISA for Business Employees (whether or not such employees are hired by Buyer) and their “qualified beneficiaries” who experience a “qualifying event” (as such terms are defined in Code Section 4980B) and lose coverage under a Seller Welfare Plan. Seller will cause all applicable employer matching contributions to be made to the accounts of all Business Employees under the Sellers’ Code Section 401(k) plan for that portion of the plan year during which such Business Employee was eligible to receive an employer matching contribution, without regard to any requirement that such employee be employed on any particular date or earn any minimum number of hours of service to receive such contribution. Seller shall cause all Business Employees to become fully vested as of the Closing Date in their accounts under Seller’s Code § 401(k) plan. To the extent permitted by, and in accordance with, the provisions of Seller’s Code Section 401(k) plan, the Code and ERISA, the Seller will provide for distribution under such plan to each Business Employee by reason of the termination of employment of such employee from Seller.

9.3 Employee Files. To the extent permitted by Law, on the Closing Date, or as soon as practicable thereafter, Seller shall deliver to a designee of Buyer a copy of all historical personnel and medical records of each of the Business Employees hired by Buyer, if any, including, but not limited to, employment agreements, confidentiality and noncompete agreements, employment applications, corrective action reports, disciplinary reports, notices of transfer, notices of rate changes, other similar documents and all medical records. Buyer shall be responsible for any unlawful use or disclosure by it of any such personal or medical records,

9.4 Non-Solicitation. Seller shall terminate effective as of the Closing all employment agreements it has with any of the Business Employees hired by Buyer, if any. Until the expiration of five (5) years after the Closing, Seller shall not directly or indirectly solicit or offer employment to any employee who is then an employee of Buyer, or who has terminated such employment without the consent of Buyer within one (1) year of such solicitation or offer.

9.5 WARN Act. To the extent that any obligations under the WARN Act or any similar provision of Law (“WARN Obligations”) arise as a consequence of the transactions contemplated by this Agreement, it is agreed that Seller shall be responsible for any WARN Obligations arising as a result of any employment losses from Seller occurring prior to the Closing Date, except to the extent that such WARN Obligations are the result of the offers of employment made by Buyer to the Business Employees which WARN Obligations shall be the responsibility of Buyer, and Buyer shall be responsible for any WARN Obligations arising as a result of any employment losses occurring upon or following the Closing Date.

9.6 Retained Liabilities and Assumed Liabilities. All amounts under this Article 9 which the Seller is specifically responsible for shall constitute Retained Liabilities, and all amounts under this Article 9 which Buyer is specifically responsible for shall constitute Assumed Liabilities.

ARTICLE 10

CERTAIN DEFINITIONS

10.1 Definitions.

(a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition” shall have the meaning set forth in the Preamble

“Acquisition Documents” shall mean this Agreement and the other documents and instruments to be delivered pursuant to this Agreement.

“Acquisition Proposal” shall have the meaning set forth in Section 4.13.

“Agreement” shall have the meaning set forth in the Preamble.

“Affiliate” of a party shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such party; (ii) any officer, director, partner, employer or direct or indirect beneficial owner of any ten percent (10%) or greater equity or voting interest of such party; or (iii) any other Person for which a Person described in clause (ii) above acts in any such capacity. For purposes of the foregoing, “control” shall have the meaning provided by Rule 405 of the Securities Act, or any successor rule thereto.

“Agreement” shall mean this Asset Purchase Agreement, including the Exhibits and Schedules delivered pursuant hereto and incorporated herein by reference.

“Allocable Consideration” shall have the meaning set forth in Section 1.7.

“Allocation Schedule” shall have the meaning set forth in Section 1.7.

“Assets” shall have the meaning set forth in Section 1.1.

“Assigned Contracts” shall have the meaning set forth in Section 1.1(d).

“Assigned Leases” shall have the meaning set forth in Section 1.1(c).

“Assumed Liabilities” shall have the meaning set forth in Section 1.5.

“Assignment and Assumption Agreements” shall have the meaning set forth in Section 6.2(e)(ii).

“Business” shall have the meaning set forth in the Preamble.

“Business Financial Statements” shall mean the Income Statements and the Statement of Assets and Liabilities.

“Business Employees” shall mean those individuals listed on Schedule 2.14.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Indemnified Parties” shall have the meaning set forth in Section 8.1.

“Closing” shall have the meaning set forth in Section 1.6.

“Closing Date” shall have the meaning set forth in Section 1.6.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Compensation Programs” shall have the meaning set forth in Section 2.15(c).

“Confidentiality Agreements” shall have the meaning set forth in Section 4.3(a).

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver of or similar affirmation by any Person pursuant to any contract or agreement, Law, Order or permit.

“Conveyance Documents” shall have the meaning set forth in Section 6.2(e)(i).

“Deferred Contracts” shall have the meaning set forth in Section 1.9.

“DGCL” shall mean the Delaware General Corporation Law.

“End Date” shall have the meaning set forth in Section 7.1(b).

“Environmental Laws” means all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface, or subsurface strata), including, without limitation (i) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq. (“CERCLA”); (ii) the Solid Waste Disposal Act, as amended by the Resource

Conservation and Recovery Act, as amended, 42 U.S.C. §§6901 et seq., (“RCRA”); (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.); (iv) the Clean Air Act (42 U.S.C. §§ 7401 et seq.); (v) the Clean Water Act (33 U.S.C. §§1251 et seq.); (vi) the Toxic Substances Control Act (15 U.S.C. §§2601 et seq.); (vii) the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.); (viii) the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §§136 et seq.); (ix) the Safe Drinking Water Act (41 U.S.C. §§300f et seq.); (x) any state, county, municipal or local statutes, laws or ordinances similar or analogous to the federal statutes listed in parts (i)—(ix) of this subparagraph; (xi) any amendments to the statutes, laws or ordinances listed in parts (i)—(x) of this subparagraph, regardless of whether in existence on the date hereof; (xii) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (i)—(xi) of this subparagraph; and (xiii) any other law, statute, ordinance, amendment, rule, regulation, guideline, directive, order or the like in effect now or in the future relating to environmental, health or safety matters.

“Environmental Permits” shall have the meaning set forth in Section 2.17(d).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any entity, any other entity, which, together with such entity, would be treated as a single employer (i) under Section 414(b) or (c) of the Code or (ii) for purposes of any Benefit Plan subject to Title IV of ERISA, under Section 414(b), (c), (m) or (o) of the Code.

“Exhibits” shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

“Facilities” shall have the meaning set forth in Section 2.12(a).

“Government Programs” shall have the meaning set forth in Section 2.19(a).

“Gunter Escrow Amount” shall have the meaning set forth in Section 1.2(b)(iii).

“Hazardous Material” means any chemical, substance, waste, material, pollutant, contaminant, equipment or fixture defined as or deemed hazardous or toxic or otherwise regulated under any Environmental Law, including, without limitation, RCRA hazardous wastes, CERCLA hazardous substances, pesticides and other agricultural chemicals, oil and petroleum products or byproducts and any constituents thereof, asbestos and asbestos-containing materials, and polychlorinated biphenyls (PCBs).

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. § 1320d through d-8, as amended, and regulations promulgated thereunder, including the privacy, transaction standard, and security regulations.

“Indemnified Party” shall have the meaning set forth in Section 8.3(b).

Indemnifying Party shall have the meaning set forth in Section 8.3(a).

“Income Statements” shall mean audited income statements for the Business for the twelve-month periods ended December 31, 2005 and 2004 and an unaudited interim income statement for the most recent completed month immediately preceding the Closing Date.

“Inventory” shall have the meaning set forth in Section 1.1(j).

“IRS” means the Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts which are known or should reasonably have been known after due inquiry by the chairman, president, chief financial officer, chief accounting officer, chief operating officer, general counsel, any assistant or deputy general counsel, compliance officer, any senior executive or other vice president or sales manager of such Person.

“Law” shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a person or its assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any lien, mortgage, pledge, reservation, option, right of first refusal, restriction, security interest, title retention, or other security arrangement, conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than Liens for current property Taxes not yet due and payable.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination, investigation or inquiry (whether formal or informal), audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with Law, its actions, its assets (including contracts related to it), or the transactions contemplated by this Agreement.

“Losses” shall have the meaning set forth in Section 8.1.

Medicare and Medicaid Programs shall have the meaning set forth in Section 2.19(a).

“Notice Period” shall have the meaning set forth in Section 8.3(c)(i).

“Party” means Buyer, on the one hand, and Seller, on the other hand, and “Parties” means the Seller and Buyer.

“Pension Plans” shall have the meaning set forth in Section 2.15(a).

“Person” shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Pledged Receivables” shall have the meaning set forth in Section 1.3.

“Primary Escrow Amount” shall have the meaning set forth in Section 1.2(b)(i).

“Private Programs” shall have the meaning set forth in Section 2.19(a).

“Purchase Price” shall have the meaning set forth in Section 1.2(a).

“Regulatory Authorities” shall mean, collectively, all federal and state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries.

“Remuneration” shall have the meaning set forth in Section 2.21(a).

“Restrictive Covenant Agreements” shall mean the restrictive covenant agreements by and between Buyer and each of Seller, Ms. Karen Gunter, and Ms. Sandra Matteson, respectively.

“Retained Assets” shall have the meaning set forth in Section 1.3.

“Retained Liabilities” shall have the meaning set forth in Section 1.4.

“Seller” shall have the meaning set forth in the Preamble.

“Seller Agreements” shall mean those agreements listed on Schedule 2.13(a).

“Seller Indemnified Parties” shall have the meaning set forth in Section 8.2.

“Seller Material Adverse Effect” shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has had or is reasonably likely to have a material adverse impact on (i) the Assets or on the financial position, business, results of operations or prospects of the Business, or (ii) the ability of Seller to perform its obligations under this Agreement or to consummate the Acquisition or the other transactions contemplated by this Agreement.

“Seller Receivables” shall have the meaning set forth in Section 1.3.

“Special Meeting” shall have the meaning set forth in Section 4.12.

“Statement of Assets and Liabilities” shall mean audited statements of the assets and liabilities of the Business as of December 31, 2005.

“Subsidiaries” shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls fifty percent (50%) or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which fifty percent (50%) or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of limited liability companies, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees, managing members or managers thereof.

“Taxes” shall mean any federal, state, county, local, or foreign tax, charge, fee, levy, impost, duty, or other assessment, including income, gross receipts, excise, employment, sales, use, transfer, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, highway use, commercial rent, customs duty, capital stock, paid-up capital, profits, withholding, Social Security, single business, unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any governmental authority, including any estimated payments relating thereto, any interest, penalties, and additions imposed thereon or with respect thereto, and including liability for taxes of another person under Treas. Reg. Section 1.1502-6 or similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise.

“Tax Return” means any return, filing, questionnaire, information return or other document required to be filed, including requests for extensions of time, filings made with estimated tax payments, claims for refund and amended returns that may be filed, for any period with any taxing authority (whether domestic or foreign) in connection with any Tax (whether or not a payment is required to be made with respect to such filing).

“Third Party Claim” shall mean any Litigation threatened or instituted against an Indemnified Party by anyone not a Party to this Agreement which would be a matter for which the Indemnified Party is entitled to indemnification under Article 8 of this Agreement.

“Transferring Employees” shall have the meaning set forth in Section 9.1(b).

“Transfer Taxes” shall have the meaning set forth in Section 1.4(g).

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act, as amended.

“WARN Obligations” shall have the meaning set forth in Section 9.5.

“Welfare Plans” shall have the meaning set forth in Section 2.15(b).

(b) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” The terms Buyer and Seller shall be deemed to include their respective Subsidiaries where the context requires but such term is not provided.

ARTICLE 11

MISCELLANEOUS PROVISIONS

11.1 Notices.

(a) Any notice sent in accordance with the provisions of this Section 11.1 shall be deemed to have been received (even if delivery is refused or unclaimed) on the date which is: (i) the third day following the date of proper posting, if sent by certified U.S. mail or by Express U.S. mail or private overnight courier; or (ii) the date on which sent, if sent by facsimile transmission, with confirmation and with the original to be sent by certified U.S. mail, addressed as follows:

If to the Buyer:	Pediatric Services of America, Inc.
310 Technology Parkway
Norcross, Georgia 30092-2929
Attention: James M. McNeill
Telecopy Number: (770) 248-8192

Copy to Counsel:	McKenna Long & Aldridge LLP
303 Peachtree Street, Suite 5300
Atlanta, Georgia 30308
Attention: Thomas Wardell, Esq.
Telecopy Number: (404) 527-4198

If to Seller:	Melmedica Children’s Healthcare, Inc.
17600 South Pulaski Rd.
Country Club Hills, IL 60478

Copy to Counsel:	Stone, Pogrund & Korey
221 North La Salle Street, 32nd Floor
Chicago, Illinois 60601
Attention: Sherwin I. Pogrund, Esq.
Telecopy Number: (312) 782-1482

Copy to Fifth Third Bank:	James W. Lee, AVP
830 Pleasant St.
St. Joseph, MI 49085
Telecopy Number: (269) 982-7444

(b) Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 11.1.

11.2 Further Assurances. Each party covenants that at any time, and from time to time, after the Closing, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

11.3 Waiver. Each Party has the right to waive any default in the performance of any term of this Agreement by the other Party, to waive or extend the time for compliance or fulfillment by the other Party of any of its obligations under this Agreement, and to waive any of the conditions precedent to the obligations of such Party under this Agreement except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Buyer or the Seller, as applicable.

11.4 Assignment. This Agreement shall not be assignable by either of the Parties hereto without the written consent of the other Party; provided, however, that Buyer may assign its rights and obligations under this Agreement, in whole or in part, without the consent of the Seller to any direct or indirect subsidiary or affiliate of Buyer or to any party that acquires substantially all of the assets or stock of Buyer or any successor entity resulting from a merger or consolidation of or with Buyer. No such assignment shall relieve Buyer of its obligations hereunder.

11.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns. This Agreement shall survive the Closing and not be merged therein.

11.6 Headings. The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement.

11.7 Entire Agreement. All Schedules and Exhibits attached to this Agreement are by reference made a part hereof. This Agreement and the Exhibits, Schedules, certificates and other documents delivered pursuant hereto or incorporated herein by reference, contain and constitute the entire agreement among the Parties and supersede and cancel any prior agreements, representations, warranties, or communications, whether oral or written, among the Parties relating to the transactions contemplated by this Agreement. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

11.8 Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws. The provisions of this Agreement are severable and the invalidity of one or more of the provisions herein shall not have any effect upon the validity or enforceability of any other provision.

11.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.10 Brokers. Seller shall indemnify, hold harmless and defend Buyer and its Affiliates, and Buyer shall indemnify, hold harmless and defend Seller and its Affiliates from and against the payment of any and all broker’s and finder’s expenses, commissions, fees or other forms of compensation which may be due or payable from or by the indemnifying party, or which may have been earned by any third party acting on behalf of the indemnifying party in connection with the negotiation, execution and consummation of the transactions contemplated hereby.

11.11 No Intention to Benefit Third Parties. Nothing in this Agreement is intended to, and shall not, benefit any Person other than the Parties hereto nor create any third party beneficiary right in any such other Person.

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EXECUTION VERSION

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

SELLER:	MELMEDICA CHILDREN’S HEALTHCARE, INC.

	By:	/s/ Karen Gunter
	Name:	Karen Gunter
	Title:	President/CEO

BUYER:	PEDIATRIC SERVICES OF AMERICA, INC.

	By:	/s/ Daniel J. Kohl
	Name:	Daniel J. Kohl
	Title:	CEO

EXHIBITS

4.10(a)	Form of Primary Escrow Agreement

4.10(b)	Form of Gunter Escrow Agreement

6.2(g)	Legal Opinion

Exhibit A	Restrictive Covenants